FOR:	International Speedway Corporation
CONTACT:	Wes Harris Senior Director, Investor Relations (386) 947-6465

INTERNAL REVENUE SERVICE REQUESTS ADJUSTMENT TO ISC'S
FISCAL 1999 AND 2000 TAX DEPRECIATION EXPENSE

--Company Expects to Appeal Decision--
--Adverse Resolution Would Not Have Material Impact on Results of Operations--

DAYTONA BEACH, FLORIDA - June 2, 2005 - International Speedway Corporation (Nasdaq/NM: ISCA; OTC Bulletin Board: ISCB) ("ISC") today announced it has received a report from the Internal Revenue Service (the "IRS") requesting downward adjustments of approximately $33 and $37 million to ISC's tax depreciation expense for the fiscal years ended November 30, 1999 and 2000, respectively. Additional adjustments to the Company's tax depreciation expense are expected to be requested later by the IRS for fiscal years ended November 30, 2001 through 2004.

Based on the federal income tax statutory rate of 35%, the combined requested reduction of tax depreciation expense for the fiscal years ended November 30, 1999 and 2000, would result in the reclassification of approximately $25 million of tax expense from deferred to current. Including related interest, the combined after-tax cash flow impact of the requested adjustments will be approximately $33 million. The Company disagrees with the IRS' position and expects to proceed to the administrative appeals process within the IRS.

Overview

Since 1986, ISC has depreciated its motorsports entertainment facility assets under Asset Class 80.0 of Section 168 of the Internal Revenue Code, a depreciation rule applicable to theme and amusement parks and other similar combinations of entertainment attractions. Under this classification, assets are considered seven-year property for tax purposes (i.e., depreciated over a seven-year period) and the Company has relied on this interpretation.

As previously disclosed in the Company's periodic regulatory filings with the Securities and Exchange Commission, the IRS is performing a periodic examination of ISC's federal income tax returns for the years ended November 30, 1999 through 2003, and is challenging the tax depreciation treatment for a significant portion of its motorsports entertainment facility assets. ISC believes that its application of the federal income tax regulations in question, which have been applied consistently since being adopted in 1986 and have been subjected to previous IRS audits, is appropriate, and intends to vigorously defend the merits of its position. The administrative appeals process within the IRS is expected to take six to 18 months to complete. If the Company's appeal is not resolved satisfactorily, ISC will evaluate all of its options, including litigation.

It is important to note the federal American Jobs Creation Act of 2004 legislation, which was effective on October 23, 2004, provides owners of motorsports entertainment facility assets a seven-year recovery period for tax depreciation purposes. The motorsports provision applies prospectively from the date of enactment through January 1, 2008. Driven by its long-term capital investment strategy, ISC and others in the industry are pursuing a permanent seven-year prospective tax depreciation provision.

Financial Impact

In order to prevent incurring additional interest, the Company expects to deposit the requested $33 million for the fiscal years ended November 30, 1999 and 2000, with the IRS. Also, as previously discussed, additional adjustments to the Company's tax depreciation expense are expected to be requested later by the IRS for fiscal years ended November 30, 2001 through 2004. Including related interest, ISC estimates the combined after-tax cash flow impact of these additional federal tax adjustments, and related state tax revisions for all periods, to range between $90 and $110 million.

While an adverse resolution of these matters could result in the aforementioned impact on cash flow, ISC believes that it has provided adequate reserves in its consolidated financial statements. As a result, the Company does not expect that such an outcome would have a material adverse impact on ISC's results of operations.

International Speedway Corporation is a leading promoter of motorsports activities in the United States, currently promoting more than 100 racing events annually as well as numerous other motorsports-related activities. The Company owns and/or operates 11 of the nation's major motorsports entertainment facilities, including Daytona International Speedway in Florida (home of the Daytona 500); Talladega Superspeedway in Alabama; Michigan International Speedway located outside Detroit; Richmond International Raceway in Virginia; California Speedway near Los Angeles; Kansas Speedway in Kansas City, Kansas; Phoenix International Raceway in Arizona; Homestead-Miami Speedway in Florida; Martinsville Speedway in Virginia; Darlington Raceway in South Carolina; Watkins Glen International in New York. Other motorsports entertainment facility ownership includes an indirect 37.5% interest in Raceway Associates, LLC, which owns and operates Chicagoland Speedway and Route 66 Raceway near Chicago, Illinois.

The Company also owns and operates MRN Radio, the nation's largest independent sports radio network; DAYTONA USA, the "Ultimate Motorsports Attraction" in Daytona Beach, Florida, the official attraction of NASCAR; and subsidiaries which provide catering services, food and beverage concessions, and produce and market motorsports-related merchandise under the trade name "Americrown." For more information, visit the Company's Web site at www.iscmotorsports.com.

Statements made in this release that express the Company's or management's beliefs or expectations and which are not historical facts or which are applied prospectively are forward-looking statements. It is important to note that the Company's actual results could differ materially from those contained in or implied by such forward-looking statements. The Company's results could be impacted by risk factors, including, but not limited to, weather surrounding racing events, government regulations, economic conditions, consumer and corporate spending, military actions, air travel and national or local catastrophic events. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained from time to time in the Company's SEC filings including, but not limited to, the 10-K and subsequent 10-Qs. Copies of those filings are available from the Company and the SEC. The Company undertakes no obligation to release publicly any revisions to these forward-looking statements that may be needed to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. The inclusion of any statement in this release does not constitute an admission by International Speedway or any other person that the events or circumstances described in such statement are material.

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